Exhibit 10.1

MARCUS & MILLICHAP, INC.

DEFERRED COMPENSATION PLAN

Restated Effective January 1, 2014

MARCUS & MILLICHAP, INC.

DEFERRED COMPENSATION PLAN

Restatement Effective January 1, 2014

The MARCUS & MILLICHAP, INC. DEFERRED COMPENSATION PLAN (the “Plan”) is amended and restated, effective January 1, 2014, by MARCUS & MILLICHAP, INC. (the “Company”), for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Employer. This Plan is intended to be an unfunded, nonqualified deferred compensation plan. Plan participants shall have the status of unsecured creditors of the Company with respect to the payment of Plan benefits.

ARTICLE I.

DEFINITIONS

Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following definitions shall govern the Plan:

1.1 “Account” means the book entry account established under the Plan for each Participant to which are credited the Participant’s Salary Deferral Amounts, Annual Bonus Deferral Amounts, Supplemental Bonus Deferral Amounts, any Discretionary Company Contributions and the Interest with respect thereto. Account balances shall be reduced by any distributions made to the Participant or the Participant’s Beneficiary(ies) therefrom and any charges that may be imposed on such Account(s) pursuant to the terms of the Plan.

1.2 “Annual Bonus Deferral Amount” means the amount, percentage, or a percentage over a specified amount of a Participant’s annual bonus, as provided in Section 3.2 that the Participant elects to contribute to the Plan pursuant to Article III.

1.3 “Benchmark Fund” shall mean one or more of the mutual funds or contracts selected by the Board pursuant to Section 5.3.1.

1.4 “Beneficiary” means one, some, or all (as the context shall require) of those persons, trusts or other entities designated by a Participant on a beneficiary designation form to receive the undistributed value of his or her Account following the Participant’s death.

1.5 “Benefit Distribution Election” means the election, whereby a Participant may elect an optional form of distribution pursuant to Section 6.4.2 or a planned Distribution Date pursuant to Section 6.3. Such election shall be made in such manner as may be prescribed by the Committee from time to time.

1.6 “Benefit(s)” means the total vested amount credited to a Participant’s Account and may include the supplemental death benefit payable in accordance with Section 6.11.

I.7 “Board of Directors” or “Board” means the Board of Directors of the Company.

1.8 “Code” means the Internal Revenue Code of 1986, as amended.

1.9 “Committee” means the Deferred Compensation Committee composed of such individuals as may be appointed by the Board which shall function as the Plan Administrator.

1.10 “Company” means Marcus & Millichap, Inc., and any successor organization thereto.

1.11 “Disability” means the Participant’s inability to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The permanence and degree of such impairment shall be supported by medical evidence.

1.12 “Discretionary Company Contribution” means the amount, if any, of Employer contributions made on behalf of a Participant pursuant to Article III.

1.13 “Distribution Date” means the date on which distribution of a Participant’s Benefits is made or commenced pursuant to Article VI.

1.14 “Effective Date” means January 1, 2014, the effective date of the Plan’s restatement. The original effective date of the Plan is April 1, 2000.

1.15 “Election” means the form on which a Participant elects to make salary deferrals, annual bonus deferrals and/or supplemental bonus deferrals to the Plan, pursuant to Article III, and to elect planned benefit distributions for such deferred amounts as provided in Section 6.3. Such Election shall be in a form prescribed by the Committee and may be modified from time to time.

1.16 “Eligible Employee” means a common law employee of the Employer who is a member of the select group of management and highly compensated employees as more particularly described in Article II and who has been designated by the Committee, in its sole discretion, as eligible to participate in the Plan.

1.17 “Employer” means the Company and any subsidiary thereof or related entity that has adopted this Plan.

1.18 “Entry Date” means January 1 of each year.

1.19 “Interest” means the investment return or loss determined in accordance with Article V which shall be credited to the Participants’ Accounts.

1.20 “Interest Rate” shall have the meaning as set forth in Section 5.3.

1.21 “Participant” means an Eligible Employee who has elected to participate in the Plan by executing and submitting an Election to the Committee. A Participant shall also mean an Eligible Employee for whom Discretionary Company Contributions arc made, regardless of whether such Eligible Employee has executed and submitted an Election.

1.22 “Plan” means the Marcus & Millichap, Inc. Deferred Compensation Plan, as it may be amended from time to time in the future.

1.23 “Plan Year” means the 12-month period beginning on January 1 and ending on December 31. Initially, the Plan Year began on April 1 and ended on March 31 of the following calendar year. Effective January 1, 2005, the Plan Year was changed to a calendar year.

1.24 “Retirement” means the Participant’s termination of employment with the Company, if such Participant has (i) attained the age of 60; or (ii) attained age 55 and has 10 Years of Service with the Company. A Participant who terminates Service with the Company and resumes Service more than 6 months after his or her original termination date, will not have his or her Service with the Company prior to his or her original termination date count for purposes of determining Retirement.

1.25 “Salary Deferral Amount” means the amount or percentage of a Participant’s salary that the Participant elects to contribute to the Plan pursuant to Article III.

1.26 “Service” means the Participants employment or service with the Company on a substantially full-time basis, whether in the capacity of an employee or as an independent contractor. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity under which the Participant renders Service to the Company, provided there is no interruption or termination of Participant’s Service. A Participant’s Service shall terminate upon an actual termination of Service, whether by death, Disability, Retirement, or otherwise. Subject to the foregoing, the Company, in its discretion, shall determine whether Participant’s Service has terminated and the effect of such termination.

1.27 “Supplemental Bonus Deferral Amount” means the amount, percentage, or a percentage over a specified amount of a Participant’s supplemental bonus, as provided in Section 3.2.5, if any, that the Participant elects to contribute to the Plan pursuant to Article III.

1.28 “Trust” means the legal entity created by the Trust Agreement.

1.29 “Trust Agreement” means the trust agreement entered into between the Company and Wells Fargo Bank, effective April 15, 2000, and any amendments thereto.

1.30 “Trustee” means the Trustee named in the Trust Agreement and any duly appointed successor or successors thereto.

1.31 “Year of Service” means 12 consecutive months of Service.

ARTICLE II.

ELIGIBILITY

2. I Eligibility. Eligibility for participation in the Plan shall be limited to a select group of management or highly compensated employees of the Employer who are selected by the Committee, in its sole discretion, to participate in the Plan. Individuals who are in this select group shall be notified as to their eligibility to participate in the Plan.

2.2 Commencement of Participation. An Eligible Employee may begin participation in the Plan upon any Entry Date, subject to the execution and submission of an Election pursuant to Article III. In addition, participation of an Eligible Employee who has not otherwise commenced participation in the Plan, shall commence when a Discretionary Company Contribution is made to the Account of such Eligible Employee pursuant to the provisions of Section 3.3.

2.3 Cessation of Participation. Active participation in the Plan shall end when a Participant’s employment terminates for any reason or at such time as a Participant is notified by the Board, pursuant to Section 2.4, below, that he or she is no longer eligible to participate in the Plan. Upon termination of employment or eligibility, a Participant shall remain an inactive Participant in the Plan until all of the vested Benefits to which he or she is entitled under this Plan have been paid in full.

2.4 Cessation of Eligibility. The Board may at any time, in its sole discretion, notify any Participant that he or she is not eligible for Discretionary Company Contributions in any Plan Year.

ARTICLE III.

DEFERRALS AND CONTRIBUTIONS

3.1 Salary Deferrals.

3.1.1 An Eligible Employee may elect to reduce his or her salary by the amount or percentage set forth in a written and signed Election filed with the Committee, subject to the provisions of this Article III. The salary deferral Election must be returned to the Committee on the form due date during the open enrollment period each year, to be effective with the first pay period of the following Plan Year. The Salary Deferral Amount shall not be paid to the Participant, but shall be withheld from the Participant’s salary and an amount equal to the Salary Deferral Amount shall be credited to the Participant’s Account.

3.1.2 A salary deferral Election is only valid for one Plan Year. A Participant’s salary deferral Election shall be irrevocable throughout the Plan Year for which it was made. Participants must execute and provide to the Committee a new salary deferral Election during the open enrollment period for each subsequent Plan Year in which they wish to make salary deferrals to the Plan.

3.1.3 Each Election to make salary deferrals shall apply only to salary earned on and after the effective date of such Election.

3.1.4 For the purpose of determining an Eligible Employee’s Salary Deferral Amount, “salary” shall mean the base salary paid by the Employer, but shall not include any other form of compensation, whether taxable or non-taxable, including, but not limited to, bonuses, commissions, overtime, incentive payments, non-monetary awards, auto allowances and other forms of additional compensation.

3.2 Annual Bonus Deferrals and Supplemental Bonus Deferrals.

3.2.1 In addition to the salary deferral Election described above, each Eligible Employee may elect to defer an amount or a percentage (including a percentage over a specified amount) of each annual bonus or supplemental bonus payable with respect to the Plan Year with respect to which such bonus deferral Election is made, subject to the provisions of this Article III. The Annual Bonus Deferral Amount and Supplemental Bonus Deferral Amount shall not be paid to the Participant, but shall be withheld from the Participant’s annual bonus and/or supplemental bonus and an amount equal to the Annual Bonus Deferral Amount and Supplemental Bonus Deferral Amount shall be credited to the Participant’s Account.

3.2.2 An Eligible Employee’s election to defer a portion of the annual bonus and/or supplemental bonus shall be made by a written and signed Election filed with the Committee. Such Election shall be subject to the limitation provisions of Section 3.4 below. The Election must be returned to the Committee on the form due date during the open enrollment period each year (which shall be no later than June 30), to be effective for any bonus paid for performance during the current performance period/Plan Year. The annual bonus deferral and/or the supplemental bonus deferral Election shall be irrevocable for the Plan Year for which it was made.

3.2.3 A Participant’s annual bonus and/or supplemental bonus Election is only valid for one Plan Year. A Participant must execute and provide to the Committee a new annual bonus and/or supplemental bonus Election during the open enrollment period for each subsequent Plan Year in which he or she wishes to make annual bonus and/or supplemental bonus deferrals to the Plan.

3.2.4 For the purposes of determining an Eligible Employee’s Annual Bonus Deferral Amount, “annual bonus” shall mean amounts, if any, awarded under the annual bonus policy maintained by the Employer.

3.2.5 For the purposes of determining an Eligible Employee’s Supplemental Bonus Deferral Amount. “supplemental bonus’’ shall mean amounts, if any, awarded under the supplemental bonus policy maintained by the Employer.

3.3 Discretionary Company Contributions. A Participant’s Account shall be credited with Discretionary Company Contributions, in such amounts and at such times as the Company may, in its sole discretion, determine and communicate to the Participant. Discretionary Company Contributions shall be based upon the profitability of the Company, the performance of the Participant, and such other factors as the Company shall consider appropriate, in its sole discretion. The Company shall be under no obligation to continue to make Discretionary Company Contributions and may discontinue or change the amount or method of calculating the amount of such Discretionary Company Contributions at any time.

3.4 Limitations on Deferrals. A Participant’s Salary, Annual Bonus and/or Supplemental Bonus Deferral Amount shall be limited as follows:

3.4.1 A Participant must defer a minimum of $5,000 each Plan Year (which shall be prorated based on the number of months a Participant participates in the Plan if less than twelve (12)). This minimum deferral amount may be satisfied by Salary, Annual Bonus and/or Supplemental Bonus Deferral Amount, or a combination thereof.

3.4.2 A Participant may elect to reduce his or her salary, annual and/or supplemental bonus up to a maximum of twenty-five percent (25%).

3.4.3 The Salary, Annual Bonus and/or Supplemental Bonus Deferral Amount elected by the Participant shall be reduced by the amount(s), if any, which may be necessary:

3.4.3.1 To satisfy all applicable income and employment taxes withholding and FICA contributions;

3.4.3.2 To pay all contributions elected by the Participant pursuant to any welfare benefit plans; and

3.4.3.3 To satisfy all garnishments or other amounts required to be withheld by applicable law or court order.

3.5 No Withdrawal. Except as provided in Sections 6.7 and 6.8 below, amounts credited to a Participant’s Account may not be withdrawn by a Participant and shall be paid only in accordance with the provisions of this Plan.

ARTICLE IV.

VESTING

4.1 Vesting of Participants’ Accounts.

4.1.1 Salary, Annual Bonus and/or Supplemental Bonus Deferral Amounts and Interest thereon credited to a Participant’s Account shall always be 100% vested.

4.1.2 Except as provided in Section 4.1.3 below, a Participant shall vest in each year’s Discretionary Company Contributions and the Interest credited thereon in accordance with the following schedule, unless the Company, in its sole discretion, specifies at the time of any Discretionary Company Contribution a different vesting schedule:

Years of Service From First Day Of Plan Year To Which A Discretionary Company Contribution Relates	Percentage of Nonforfeitable Interest

Less than 1	0%

1	20%

2	40%

3	60%

4	80%

5 or more	100%

4.1.3 Notwithstanding the above, Discretionary Company Contributions credited to a Participant’s Account shall be 100% vested upon the Participant’s death, Disability or Retirement.

4.2 Years of Service for Vesting Purposes. For purposes of determining vesting in Discretionary Company Contributions made with respect to a Plan Year and Interest credited with respect thereto:

4.2.1 Only Service from and after the first day of such Plan Year shall be taken into account; and

4.2.2 A Participant who terminates Service with the Company and subsequently resumes Service more than 6 months after his or her prior termination of Service, will not have his or her Service with the Company subsequent to such resumption of Service count for purposes of determining vesting of Discretionary Company Contributions made prior to such termination of Service.

4.3 Vesting Upon Plan Termination. Notwithstanding any other provision in the Plan to the contrary, a Participant’s Account shall be 100% vested upon the termination of the Plan.

ARTICLE V.

ACCOUNTS

5.1 Accounts. A separate Account shall be established and maintained for each Participant. The Participant’s Account shall be credited with the Participant’s Salary Deferral Amount, Annual Bonus Deferral Amount, Supplemental Bonus Deferral Amount and Discretionary Company Contributions, if any, made for such Participant. The Participants’ Accounts shall be credited (debited) with the applicable Interest, as set forth in this Article V. Participants’ Accounts shall be reduced by distributions therefrom and any charges which may be imposed on the Accounts pursuant to the terms of the Plan.

5.2 Interest Credited to Accounts at Least Monthly. Each Account shall be credited (debited) monthly, or more frequently as the Committee may specify, in an amount equal to the Account balance on the first day of the prior month multiplied by the Interest Rate applicable to such Account.

5.3 Determination of lnterest Rate.

5.3.1 The Committee shall designate the particular funds or contracts which shall constitute the Benchmark Funds, and may, in its sole discretion, change or add to the Benchmark Funds; provided, however, that the Committee shall notify Participants of any such change prior to the effective date thereof.

5.3.2 Each Participant may select among the Benchmark Funds and specify the manner in which his or her Account shall be deemed to be invested, solely for purposes of determining the Participant’s Interest Rate. Each year’s salary, annual and/or supplemental bonus deferrals may have a separate investment election. The Committee shall establish and communicate the rules, procedures and deadlines for making and changing Benchmark Fund selections. The Company shall have no obligation to acquire investments corresponding to the Participant’s Benchmark Fund selections.

5.3.3 The Interest Rate is based on the asset unit value, net of administrative fees and investment management fees and other applicable fees or charges, of the Benchmark Fund(s) designated by the Board and other applicable fees or charges. The Interest Rate may be negative if the applicable Benchmark Fund(s) sustain a loss.

ARTICLE VI.

BENEFIT DISTRIBUTIONS AND ACCOUNT WITHDRAWALS

6.1 Benefit Amount. The value of the Participant’s Benefit shall be equal to the vested value of the Participant’s Account on the last day of the calendar quarter prior to the Distribution Date, or such other date as the Committee may specify, adjusted for any Salary, Annual Bonus and/or Supplemental Bonus Deferral Amounts or Discretionary Company Contributions or withdrawals which have been subsequently credited thereto or made therefrom prior to the Distribution Date.

6.2 Timing of Distributions. Benefits shall be paid (or installment payments shall commence) as soon as practicable after the earliest of:

6.2.1 The first day of the month following the end of the calendar quarter in which a Participant’s employment with the Employer terminates; or

6.2.2 The Distribution Date designated by the Participant in accordance with Section 6.3; or

6.2.3 As soon as administratively feasible after the date of the Participant’s death or the date that the Committee determines that a Participant is Disabled, but no later than the last day of the Plan Year in which such date occurs, or, if later, within two and one-half months of such date.

6.3 Planned Benefit Distributions.

6.3.1 Two-Year Advance Election. A Participant may, in connection with his or her salary, annual bonus and/or supplemental bonus Election made for a Plan Year, elect to have his or her salary and or bonus deferrals made for such Plan Year and the Interest attributable thereto, or such lesser dollar amount as may be specified in the Election, distributed in a single lump sum in the year designated by the Participant that is at least two years after the end of the Plan Year for which such deferrals are made. The date in the designated year on which the planned benefit distribution shall be made shall be determined by the Committee. Except as otherwise provided in this Article VI, the Election to take a planned benefit distribution shall apply only to the Participant’s Salary, Annual Bonus and/or Supplemental Bonus Deferral Amounts, and shall not apply to any Discretionary Company Contributions that may be made to the Plan, except to the extent the Company has specified otherwise.

6.3.2 Revocation or Amendment of Election. A Participant may revoke and/or amend the planned benefit distribution Election by filing a revocation or, an amended Election at least twelve (12) months in advance of the planned benefit distribution date specified in the prior Election. Any new planned benefit distribution date elected in an amended Election must be at least 5 years after the date specified in the prior Election. There is no limit on the number of times a Participant may amend a planned benefit distribution Election in order to provide for a different planned benefit distribution date.

6.3.3 Termination Before the Planned Distribution Date. Notwithstanding any prior Election, if the Participant terminates employment with the Employer before his elected planned benefit distribution date, distribution of the Participant’s Account shall commence as soon as administratively feasible after the first day of the month following the end of the calendar quarter in which the employment termination occurs.

6.3.4 Absence of Planned Benefit Distribution Election. If a Participant does not make an Election requesting a planned benefit distribution date in his or her initial Election, as provided in Section 6.3.1, the Participant will be deemed to have made a Benefit Distribution Election to receive such Plan Year’s Salary, Annual Bonus and/or Supplemental Bonus Deferral Amounts after his or her termination of employment, or as otherwise provided in Section 6.2, and such a deemed election shall be irrevocable.

6.4 Form of Distribution of Benefits.

6.4.1 Lump Sum Distributions. Except as provided in Section 6.4.2, below, Benefits shall be paid in a single lump sum cash distribution.

6.4.2 Optional Farm of Distributions. If one of the following requirements is met at the time of Benefit distribution, the Participant may receive an optional form of distribution as described in Section 6.4.3:

6.4.2.1 The Participant has attained age 50; or

6.4.2.2 The Participant has a minimum of 10 Years of Service with the Employer. A Participant who terminates Service with the Company and subsequently resumes Service more than 6 months after his or her original termination date, will not have his or her Service with the Company prior to his or her original termination date count for this purpose.

6.4.3 Optional Form of Distribution. A Participant who satisfies either of the requirements for an optional form of distribution set forth in Section 6.4.2 above, may have his or her Benefits paid in one of the following optional forms of distribution:

6.4.3.1 Lump sum cash distribution;

6.4.3.2 20 quarterly installments;

6.4.3.3 40 quarterly installments; or

6.4.3.4 60 quarterly installments.

6.4.4 Initial Election of Optional Form of Distribution. The initial election to receive an optional form of distribution must be made by filing a written Benefit Distribution Election, in the form required by the Committee, at the time of the deferral Election or upon notice from the Company that a Discretionary Company Contribution will be made to the Participant’s Account.

6.4.5 Subsequent Change to Election of Optional Form of Distribution. An election to receive an optional form of distribution may be revoked or amended by filing a new written Benefit Distribution Election, in the form required by the Committee, at least one year in advance of the Distribution Date. Any change in the form of distribution must postpone the Distribution Date by 5 years.

6.4.6 Ineligible Elections for Optional Form of Distribution. In the event a Participant elects to receive an optional form of distribution for which they do not satisfy the requirements of Section 6.4.2 as of the Distribution Date, the Participant’s form of distribution will automatically default to a single lump sum.

6.4.7 Installment Amounts. For purposes of this Section 6.4, installment distributions shall be paid in substantially equal quarterly payments under an installment methodology established by the Committee pursuant to Section 9.1.4.

6.4.8 Reemployed After Installments Begin. If a former Participant is reemployed after having begun to receive installment distributions from the Plan, then such former Participant, upon once again becoming an Eligible Employee, may begin a new period of participation in the Plan, provided, however, that the installment distributions previously commenced will continue to be paid to the Participant over the specified term.

6.5 Minimum Account Balance Necessary for Installments. Notwithstanding Section 6.4.2, if a Participant’s Account balance is $50,000 or less, the Participant’s Benefit will automatically be distributed in a single lump sum.

6.6 Distribution Following Plan Termination. Upon termination of the Plan, all Benefits shall be paid in accordance with Code section 409A and the Treasury regulations thereunder.

6.7 Distribution Upon Death of Participant. If a Participant dies before his or her Benefit payments have commenced, then such Participant’s Benefits shall be paid to his or her designated Beneficiary(ies) in a single lump sum cash distribution. If a Participant dies after his or her Benefit distribution has commenced, his or her remaining Benefits shall be paid to the deceased Participant’s Beneficiary(ies) in a single lump sum cash distribution.

6.8 Financial Hardship Withdrawal. An actively-employed Participant may withdraw up to one hundred percent (100%) of his or her Salary, Annual Bonus and/or Supplemental Bonus Deferral Amounts (Discretionary Company Contributions are not eligible for this hardship withdrawal) as may be required to meet a sudden unforeseeable financial emergency of the Participant. Such hardship distribution shall be subject to the following provisions:

6.8.1 The hardship withdrawal must be necessary to satisfy the unforeseeable emergency and no more may be withdrawn than is required to relieve the financial need after taking into account other resources that arc reasonably available to the Participant for this purpose.

6.8.2 The Participant must certify that the financial need cannot be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by reasonable liquidation of the Participant’s assets, to the extent such liquidation would not itself cause an immediate and heavy financial need; (iii) by borrowing from commercial sources on reasonable commercial terms; or (iv) by cessation of deferrals to the Plan.

6.8.3 An unforeseeable financial emergency is a severe financial hardship to Participant resulting from a sudden and unexpected illness or accident of Participant or of a dependent of Participant (as defined in section 152(a) of the Code), loss of Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Participant. Neither the need to pay tuition expenses on behalf of the Participant or the Participant’s spouse or children nor the desire to purchase a home shall be considered an unforeseeable emergency.

6.8.4 The Committee, in its sole discretion, shall determine if there is an unforeseeable financial emergency, if the Participant has other resources to satisfy such emergency and the amount of the hardship withdrawal that is required to alleviate the Participant’s financial hardship.

6.8.5 Participants electing a financial hardship withdrawal will be ineligible to continue making Salary, Annual Bonus and/or Supplemental Bonus Deferral Amounts for the remainder of the Plan Year in which a financial hardship withdrawal occurs and for the entire Plan Year thereafter. Such Participants will, however, be eligible for any Discretionary Company Contributions which may be made to the Plan on their behalf.

6.9 Limitation on Distributions to “Covered Employees.” Notwithstanding any other provision of this Article VI, in the event that the Participant is a “covered employee,” as that term is defined in section 162(m)(3) of the Code, or would be a covered employee if Benefits were distributed in accordance with his or her Benefit Distribution Election, the maximum amount which may be distributed from the Participant’s Account in any Plan Year shall not exceed one mill ion dollars ($1 ,000,000) less the amount of compensation paid to the Participant in such Plan Year which is not “ performance-based” (as defined in Code section 162(m)(4)(C)), which amount shall be reasonably determined by the Committee at the time of the proposed distribution. Any amount which is not distributed to the Participant in a Plan Year as a result of this limitation shall be distributed to the Participant in the next Plan Year, subject to compliance with the foregoing limitation set forth in this Section 6.9.

6.10 Limitation on Distribution to “Specified Employees.” Notwithstanding any other provision of this Article VI, in the event that the Participant is a “specified employee,” as the term is defined by the Treasury regulations under section 409A of the Code, at the time of his or her termination of employment, the Distribution Date for any distribution made pursuant to Participant’s termination of employment under Section 6.2.1 may not occur before a date that is six months from the Participant’s separation from service. In the event the Participant has elected installment payments under Section 6.4.3, any payments which would have been made during the first six months after Participant’s separation from service will be paid on the first day of the seventh month following separation from service.

6.11 Supplemental Death Benefit. This benefit was frozen as of December 31, 2004.

6.11.1 A supplement death benefit in the amount of $100,000 shall be paid to the Beneficiary-of an eligible Participant, who has satisfied the criteria set forth in Section 6.11.2.

6.11.2 To be eligible for this supplemental death benefit, a Participant must have satisfied the following criteria prior to his or her death:

6.11.2.1 The Participant is eligible to participate in the Plan (regardless of whether or not the Participant actually elected to make salary, annual bonus and/or supplemental bonus deferrals;

6.11.2.2 The Participant was an active employee with the Employer at the time of his or her death;

6.11.2.3 The Participant completed and submitted an insurance application to the Committee; and

6.11.2.4 The Company subsequently purchased an insurance policy on the life of the Participant, with a death benefit of at least $100,000, and which policy is in effect at the time of the Participant’s death.

6.11.3 Notwithstanding any provision of this Plan or any other document to the contrary, the supplemental death benefit payable pursuant to this Section 6.11 shall be paid only if an insurance policy has been issued on the Participant’s life and is in force at the time of the Participant’s death and the Company shall have no obligation with respect to the payment of the supplemental death benefit, or to maintain an insurance policy for any Participants.

6.11.4 The supplemental death benefit provided under this Article VI shall be taxable income when paid.

6.12 Tax Withholding. Distribution and withdrawal payments under this Article VI shall be subject to all applicable withholding requirements for state and federal income taxes and to any other federal, state or local taxes that may be applicable to such payments.

ARTICLE VII.

BENEFICIARIES

7.1 Designation of Beneficiary. The Participant shall have the right to designate on such form as may be prescribed by the Committee, one or more Beneficiaries to receive any Benefits due under the Plan which may remain unpaid on the date of the Participant’s death. The Participant shall have the right at any time to revoke such designation and to substitute one or more other Beneficiaries.

7.2 No Designated Beneficiary. If, upon the death of the Participant, there is no valid Beneficiary designation, the Beneficiary shall be the Participant’s surviving spouse. In the event there is no surviving spouse, then the Participant’s Beneficiary shall be the Participant’s estate.

ARTICLE VIII.

TRUST OBLIGATION TO PAY BENEFITS

8.1 Deferrals Transferred to the Trust. The Employer may transfer Salary Deferrals, Bonus Deferrals or Discretionary Company Contributions, if any, made by or on behalf of a Participant to the Trustee to be held pursuant to the terms of the Trust Agreement.

8.2 Source of Benefit Payments. All benefits payable to a Participant hereunder shall be paid by the Trustee to the extent of the assets held in the Trust by the Trustee, and by the Employer to the extent the assets in the Trust arc insufficient to pay a Participant’s Benefits as provided under this Plan.

8.3 Investment Discretion. The Benchmark Funds established pursuant to Section 5.3 shall be for the sole purpose of determining the Interest Rate to be used for determining the Interest credited to the Participant’s Account. Neither the Trustee nor the Committee shall have any obligation to invest the Participants’ Account in accordance with his deemed investment directions or in any other investment.

8.4 No Secured Interest. Except as otherwise provided by the Trust Agreement, the assets of the Trust, shall be subject to the claims of creditors of the Employer. Except as provided in the Trust Agreement, the Participant (or the Participant’s Beneficiary) shall be a general unsecured creditor of the Employer with respect to the payment of Benefits under this Plan.

ARTICLE IX.

PLAN ADMINISTRATION, AMENDMENT AND TERMINATION

9.1 Committee Powers and Responsibilities. The Committee shall have complete control of the administration of the Plan herein set forth with all powers necessary to enable it properly to carry out its duties in that respect. Not in limitation, but in amplification of the foregoing, the Committee shall have the power and authority to:

9.1.1 Construe the Plan and Trust Agreement to determine all questions that shall arise as to interpretations of the Plan’s provisions including determination of which individuals are Eligible Employees and the determination of the amounts credited to a Participant’s Account, and the appropriate timing and method of Benefit payments;

9.1.2 Establish reasonable rules and procedures which shall be applied in a uniform and nondiscriminatory manner with respect to Elections and Benefit Distribution Elections, and all other discretionary provisions of the Plan;

9.1.3 Establish the rules and procedures by which the Plan will operate that are consistent with the terms of the Plan documents;

9.1.4 Establish the rules and procedures by which the Plan shall determine and pay installment distributions and planned benefit distributions;

9.1.5 Compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan;

9.1.6 Adopt amendments to the Plan document which are deemed necessary or desirable to facilitate administration of the Plan and/or to bring these documents into compliance with all applicable laws and regulations, provided that the Committee shall not have the authority to adopt any Plan amendment that will result in substantially increased costs to the Company unless such amendment is contingent upon ratification by the Board before becoming effective;

9.1.7 Employ such persons or organizations to render service or perform services with respect to the administrative responsibilities of the Committee under the Plan as the Committee determines to be necessary and appropriate, including but not limited to attorneys, accountants, and benefit, financial and administrative consultants;

9.1.8 Select, review and retain or change the Benchmark Funds which are used for determining the Interest Rate under the Plan;

9.1.9 Direct the investment of the assets of the Trust;

9.1.10 Review the performance of the Trustee with respect to the Trustee’s duties, responsibilities and obligations under the Plan and the Trust Agreement;

9.1.11 Take such other action as may be necessary or appropriate to the management and investment of the Plan assets.

9.2 Decisions of the Committee. Decisions of the Committee made in good faith upon any matter within the scope of its authority shall be final, conclusive and binding upon all persons, including Participants and their legal representatives or Beneficiaries. Any discretion granted to the Committee shall be exercised in accordance with rules and policies established by the Committee.

9.3 Plan Amendment. This Plan may be amended by the Company at any time in its sole discretion. Additionally, the Plan may be amended upon an action of the members of the Committee subject to the provisions in Section 9.1.1. However, no amendment may be made that alters the nature of an Election or Benefit Distribution Election or which would reduce the amount credited to a Participant’s Account on the date of such amendment.

9.4 Plan Termination. The Company reserves the right to terminate the Plan in its entirety by an action of the Board at any time upon fifteen (15) days notice to the Participants. Any amounts remaining in the Trust after all Benefits have been paid shall revert to the Company.

ARTICLE X.

MISCELLANEOUS

10.1 No Assignment. The right of any Participant, any Beneficiary or any other person to the payment of any benefits under this Plan shall not be assigned, transferred, pledged or encumbered.

10.2 No Secured Interest. The obligation of the Company to Participants under this Plan shall not be funded or otherwise secured, and shall be paid out of the general assets of the Company. Participants are general unsecured creditors of the Company with respect to the obligations hereunder and shall have no legal or equitable interest in the assets of the Company, including any assets as the Company may set aside or reserve against its obligations under this Plan.

10.3 Successors. This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.

10.4 No Employment Agreement. Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of the Employer as an employee.

10.5 Attorneys’ Fees. If the Employer, the Participant, any Beneficiary, and/or a successor in interest to any of the foregoing, brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party, the prevailing party’s costs of such legal action including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.

10.6 Arbitration. Any dispute or claim relating to or arising out of this Plan shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California.

10.7 Governing Law. This Plan shall be construed in accordance with and governed by the Laws of the State of California to the extent not preempted by federal law.

10.8 Entire Agreement. This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties between or among any Participant and Employer other than those as set forth or provided for herein.

IN WITNESS WHEREOF, this Plan has been adopted by the Company effective as of the Effective Date.

MARCUS & MILLICHAP, INC.

Dated: Sept. 12, 2014	By: